UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report:  March 31, 2009
(Date of earliest event reported)

Atrion Corporation
(Exact name of registrant as specified in its charter)

Delaware	01-10763	63-0821819
(State or other jurisdiction	(Commission File	(I. R. S. Employer
of incorporation or organization)	Number)	Identification No.)

One Allentown Parkway	75002
(Address of principal executive offices)	(Zip Code)

(972) 390-9800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2009, Atrion Corporation (the “Company”), entered into a Change in Control Agreement (the “Agreement”) to provide certain benefits to David A. Battat (“Battat”) in the event that Battat’s employment with the Company or Halkey-Roberts Corporation (“Halkey-Roberts”), a Company subsidiary, is terminated in connection with a change in control of the Company.  Battat currently serves as President and Chief Operating Officer of the Company and as President of Halkey-Roberts.

Under the Agreement, in the event that Battat’s employment is terminated under certain circumstances in connection with a change in control, as specified in the Agreement, Battat will be entitled to receive payments equal to the following:

(a)	Battat’s prorated base salary and annual bonus for the calendar year in which the date of termination falls; and

(b)
two times the sum of (A) Battat’s base salary for the twelve (12) months immediately preceding the month in which Battat’s employment is terminated and (B) the sum of the (i) average of the annual bonuses to which Battat was entitled under the Halkey-Roberts Incentive Compensation Plan for the previous three calendar years and (ii) average of the annual bonuses received by Battat under any other bonus or incentive plan of the Company or Halkey-Roberts for the previous three calendar years.

In addition, all stock options and/or equity granted to Battat shall fully vest and become exercisable on the termination date and the Company or Halkey-Roberts shall pay one-hundred percent (100%) of the premiums for twelve (12) months of continuation coverage for health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Battat and his eligible dependents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRION CORPORATION

By: /s/ Jeffery Strickland
Jeffery Strickland
Vice President and Chief Financial Officer

Date:  April 1, 2009